Exhibit 99.2

15 West 6th Street, Suite 900 • Tulsa, Oklahoma  74119 • (918) 513-4570 • Fax: (918) 513-4571

www.laredopetro.com

Laredo Petroleum Announces Agreement to Sell Interest in Medallion Pipeline

TULSA, OK — October 2, 2017 - Laredo Petroleum, Inc. (NYSE: LPI) (“Laredo” or the “Company”) today announced that an agreement has been signed among an affiliate of Global Infrastructure Partners (“GIP”), Laredo’s wholly owned subsidiary Laredo Midstream Services, LLC (“LMS”) and Medallion Midstream Holdings, LLC which is owned and controlled by an affiliate of The Energy & Minerals Group (“EMG”), whereby GIP will purchase 100% of the ownership interests in Medallion Gathering & Processing, LLC (“MGP”) for a cash purchase price of $1.825 billion plus potential additional cash consideration (the “Additional Consideration”), subject to customary closing adjustments (the “Transaction”). The potential Additional Consideration is structured based on GIP’s realized profit at exit. MGP is the sole owner of the Medallion — Midland Basin pipeline system. If the Transaction closes, in exchange for its 49% interest in MGP, LMS will receive 49% of the purchase price after deduction of its proportionate share of fees and other expenses associated with the Transaction. EMG, Laredo and LMS may have certain post-closing indemnity obligations.

“In late 2013, we made our initial investment in MGP, creating a partnership to build a pipeline system to provide Laredo access to multiple sales points for its oil,” commented Randy A. Foutch, Chairman and Chief Executive Officer. “This eventually grew into the premier pipeline system in the Midland Basin. Upon the closing of this Transaction, Laredo will recognize proceeds of more than three times its invested capital, equivalent to an internal rate of return of more than 65%, and, through our various ongoing contracts with Medallion, retain the strategic benefits that were the initial goal for building the system.”

Net cash proceeds to LMS from the Transaction at closing are expected to be approximately $825 million. Laredo currently anticipates using the proceeds primarily to pay down a portion of the Company’s outstanding debt. Federal income tax on the Transaction gain is expected to be minimal, as net operating loss carry-forwards will offset the gain, but a small amount of alternative minimum tax and Texas margin tax is expected. There will be no impact to Laredo’s existing cost structure from the Transaction. Currently, all tariffs related to agreements with Medallion are reflected in the Company’s realized oil price and the system has no impact on Laredo’s lease operating expenses.

“Since the inception of the Company, Laredo has viewed strategic investments in infrastructure as a long-term benefit to the Company and has been willing to borrow the funds to facilitate these investments, including the Medallion — Midland Basin pipeline system and our five production corridors,” continued Mr. Foutch. “The expected Transaction proceeds, which we intend to apply to debt repayment, should cut our outstanding debt balance by more than half. This will afford Laredo additional flexibility in our development plan as we test tighter spacing to add premium locations in the Upper and Middle Wolfcamp formations. We anticipate interest savings from the debt reduction to better align operating cash flow with capital expenditures. Based upon the current environment for commodity prices, service costs, forecasted rig cadence and production growth, we expect operating cash flow to increase sequentially, with the Company anticipating being approximately cash flow neutral by the end of 2019.”

About Laredo

Laredo Petroleum, Inc. is an independent energy company with headquarters in Tulsa, Oklahoma. Laredo’s business strategy is focused on the acquisition, exploration and development of oil and natural gas properties and the gathering of oil and liquids-rich natural gas from such properties, primarily in the Permian Basin of West Texas.

Additional information about Laredo may be found on its website at www.laredopetro.com.

Forward-Looking Statements

This press release and any oral statements made regarding the subject of this release contain forward-looking statements as defined under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, that address activities that Laredo assumes, plans, expects, believes, intends, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future, including, but not limited to, the potential closing of the Transaction and the application of net proceeds, are forward-looking statements. The forward-looking statements are based on management’s current belief, based on currently available information, as to the outcome and timing of future events.

General risks relating to Laredo include, but are not limited to, the decline in prices of oil, natural gas liquids and natural gas and the related impact to financial statements as a result of asset impairments and revisions to reserve estimates, and other factors, including those and other risks described in its Annual Report on Form 10-K for the year ended December 31, 2016, and those set forth from time to time in other filings with the Securities Exchange Commission (“SEC”). These documents are available through Laredo’s website at www.laredopetro.com under the tab “Investor Relations” or through the SEC’s Electronic Data Gathering and Analysis Retrieval System at www.sec.gov. Any of these factors could cause Laredo’s actual results and plans to differ materially from those in the forward-looking statements. Therefore, Laredo can give no assurance that its future results will be as estimated. Laredo does not intend to, and disclaims any obligation to, update or revise any forward-looking statement.

Internal rate of return is calculated using all cash investments in MGP and an estimated Transaction closing date of November 1, 2017.

# # #

Contacts:

Ron Hagood:  (918) 858-5504 - RHagood@laredopetro.com

17-10